Exhibit 99.1

CEVA, Inc. Names Gweltaz Toquet as Chief Commercial Officer

Promoting company veteran after previously leading sales in APAC, India and Europe regions

Rockville, MD, December 12, 2022 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of wireless connectivity and smart sensing technologies and co-creation solutions, today announced that Gweltaz Toquet has been promoted to the role of Chief Commercial Officer (CCO) of CEVA, reporting directly to incoming CEO, Amir Panush, effective January 1, 2023. Mr. Toquet will assume responsibility for CEVA’s sales and customer success efforts worldwide, following Issachar Ohana’s departure from his position as Executive Vice President of Worldwide Sales effective December 31, 2022.

Gideon Wertheizer, CEO of CEVA commented: “Gweltaz has played a pivotal role in CEVA’s successful expansion in the APAC during his 20 plus year career at CEVA. He has the right skillset and insight into our business and customers to lead our sales organization into our next phase of growth. I would also like to thank Issachar for his invaluable contribution to CEVA’s success over the past 20 years and wish him all the best in his future endeavors.”

Mr. Toquet has more than 20 years of sales and management experience at CEVA, most recently serving as Vice President of Sales for APAC, India and Europe. Previously, he spent over 15 years in Hong Kong as CEVA’s Vice President of Sales for Asia, leading the build-out and management of the sales and support organization in the region, spanning China, Japan, Taiwan and Korea. Before joining CEVA in 2002, Mr. Toquet held several roles in sales, business development, product marketing and business line management at Freehand DSP and Texas Instruments. Mr. Toquet holds a MSE from the Institut Supérieur d’Electronique de Paris (ISEP).

Gweltaz Toquet, incoming CCO of CEVA, stated: “I am honored to be appointed Chief Commercial Officer of CEVA. Our comprehensive portfolio of wireless connectivity and smart sensing technologies, and deep expertise in those domains, are extremely relevant and valuable in the quest for faster innovation and higher system integration in the end-markets we serve. I look forward to leading and scaling our sales organization to enable our customers’ continuous success and CEVA’s growth trajectory.”

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions.  Forward-looking statements include statements regarding the anticipated commencement of Mr. Toquet’s service as CCO and CEVA’s growth potential and challenges. The risks, uncertainties and assumptions that could cause differing CEVA results include: the scope and duration of the COVID-19 pandemic; the extent and length of the restrictions associated with the COVID-19 pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in the base station and IoT markets, and maintaining our market position in existing markets; our ability to diversify the company's royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the maturation of the connectivity, IoT and 5G markets, the effect of intense industry competition and consolidation, global chip market trends, including supply chain issues as a result of COVID-19 and other factors, the possibility that markets for CEVA's technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; our ability to successfully integrate Intrinsix into our business; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

About CEVA, Inc.

CEVA is the leading licensor of wireless connectivity and smart sensing technologies and co-creation solutions for a smarter, safer, connected world. We provide Digital Signal Processors, AI engines, wireless platforms, cryptography cores and complementary software for sensor fusion, image enhancement, computer vision, voice input and artificial intelligence. These technologies are offered in combination with our Intrinsix IP integration services, helping our customers address their most complex and time-critical integrated circuit design projects. Leveraging our technologies and chip design skills, many of the world’s leading semiconductors, system companies and OEMs create power-efficient, intelligent, secure and connected devices for a range of end markets, including mobile, consumer, automotive, robotics, industrial, aerospace & defense and IoT.

Our DSP-based solutions include platforms for 5G baseband processing in mobile, IoT and infrastructure, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low-power always-on/sensing applications for multiple IoT markets. For sensor fusion, our Hillcrest Labs sensor processing technologies provide a broad range of sensor fusion software and inertial measurement unit (“IMU”) solutions for markets including hearables, wearables, AR/VR, PC, robotics, remote controls and IoT. For wireless IoT, our platforms for Bluetooth (low energy and dual mode), Wi-Fi 4/5/6 (802.11n/ac/ax), Ultra-wideband (UWB), NB-IoT and GNSS are the most broadly licensed connectivity platforms in the industry.

CEVA is a sustainable and environmentally conscious company, adhering to our Code of Business Conduct and Ethics. As such, we emphasize and focus on environmental preservation, recycling, the welfare of our employees and privacy – which we promote on a corporate level. At CEVA, we are committed to social responsibility, values of preservation and consciousness towards these purposes.

Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook, LinkedIn and Instagram.

Published in PRNewswire

For More Information Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

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